As filed with the Securities and Exchange Commission on November 30, 2001
                                                      Registration No. 333-73416
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                             ----------------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------
                              Elizabeth Arden, Inc.
             (Exact name of registrant as specified in its charter)


           Florida                                            59-0914138
 (State or other jurisdiction of                           (I.R.S. employer
  incorporation or organization)                        identification number)
                             14100 N.W. 60th Avenue
                           Miami Lakes, Florida 33014
                                 (305) 818-8000

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------
                              Oscar E. Marina, Esq.
                             Senior Vice President,
                          General Counsel and Secretary
                             14100 N.W. 60th Avenue
                           Miami Lakes, Florida 33014
                                 (305) 818-8114

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ----------------------
                                    Copy to:
                             Howard Chatzinoff, Esq.
                                Rod Miller, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153
                                 (212) 310-8000



Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



NY2:\1093509\07\NFR907!.DOC\46572.0007

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 30, 2001


PROSPECTUS

                              ELIZABETH ARDEN, INC.

                        Warrants to Purchase Common Stock
                                       and
                             Shares of Common Stock
                                ($0.01 Par Value)
                 -----------------------------------------------

         This prospectus relates to the sale from time to time by holders of 209,853 warrants to purchase our common stock, $.01 par value, the sale of up to 209,853 shares of our common stock by the selling security holders after such selling security holders exercise their warrants to purchase such common stock, and any sale thereof by anyone who would be deemed an "underwriter" within the meaning of the Securities Act of 1933, as amended. We issued the warrants pursuant to a warrant agreement, dated as of January 23, 2001, between us and Mellon Investor Services LLC, as warrant agent. The warrants were issued to the selling security holders in connection with our debt financing of a portion of the purchase price for the acquisition of the Elizabeth Arden Business in January 2001. Each warrant is immediately exercisable for one share of common stock at an exercise price of $.01 per share. The warrants may be exercised during a period of ten years from the date of issue. See "Description of Warrants."

         The shares of common stock to be received upon the exercise of the warrants are not registered shares of common stock and are being registered under this prospectus solely for resale. These shares have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this prospectus. Brokers or dealers effecting transactions in the shares should confirm the existence of any exemption from registration or the registration thereof under the securities laws of the states where the transactions occur.

         The selling security holders may from time to time sell the warrants in one or more transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed, market or negotiated prices or as determined in a competitive bid process. See "Plan of Distribution." We will not receive any proceeds from sales of the warrants by the selling security holders. We will receive all proceeds from the exercise of the warrants. The selling security holders expect to sell any common stock received upon exercise of the warrants from time to time in at-the-market transactions or on The Nasdaq National Market. We will not receive any proceeds from sales of the common stock issued upon exercise of the warrants. We will bear the expenses of registration under the Securities Act of 1933 as well as certain other fees and expenses. The selling security holders will bear the cost of any commissions or selling expenses.

         Our common stock is traded on The Nasdaq Stock Market under the symbol "RDEN."

         Investing in our securities involves certain risks. See "Risk Factors" on page 2 of this prospectus for information on where you can find a discussion of risks applicable to us and an investment in our securities.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is November __, 2001.

                                TABLE OF CONTENTS

                                            Page                                                   Page
                                            ----                                                   ----
FORWARD-LOOKING STATEMENTS...................ii           RISK FACTORS...............................2
WHERE YOU CAN FIND MORE INFORMATION..........ii           DESCRIPTION OF COMMON STOCK................8
INCORPORATION OF DOCUMENTS BY REFERENCE......ii           DESCRIPTION OF WARRANTS....................9
WHO WE ARE....................................1           SELLING SECURITY HOLDERS..................10
USE OF PROCEEDS...............................1           PLAN OF DISTRIBUTION......................10
                                                          LEGAL MATTERS.............................11
                                                          EXPERTS...................................12
                                                          INDEX TO FINANCIAL STATEMENTS............F-1

         The selling security holders must furnish copies of this prospectus to each broker-dealer through which the warrants and/or common stock covered by this prospectus may be offered. The selling security holders are not using this prospectus to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the selling security holders, Elizabeth Arden, Inc. or any underwriters. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains or incorporates by reference "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "projections" and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words. All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the information described under the caption "Risk Factors."

         We caution that the factors described in this prospectus could cause actual results to differ materially from those expressed in any of our forward-looking statements and that investors should not place undue reliance on those statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained or incorporated by reference in this prospectus to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them. Further, we cannot assess the impact of each currently known or new factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Copies of these reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying a fee for the copying costs. You may also call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is traded on The Nasdaq Stock Market and you may inspect the reports, proxy statements and other information we file with The Nasdaq Stock Market at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, Washington, D.C. 20006.

         We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the warrants and the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the SEC. For further information about us and the warrants and common stock offered hereby, reference is made to that Registration Statement and the exhibits and schedules thereto.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus, which means that we may disclose material information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC under Sections 13(a) or 14 of the Securities Exchange Act of 1934 until the sale of the securities is completed. This prospectus is part of a registration statement on Form S-3 that we filed with the SEC and does not contain all of the information set forth in the registration statement.

         The following documents that we previously filed with the SEC are incorporated by reference:

                  (1) our Annual Report on Form 10-K for the fiscal year ended January 31, 2001;

                  (2) our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 28, 2001 and July 28, 2001, filed on June 12, 2001 and September 11, 2001, respectively;

                  (3) our Current Reports on Form 8-K filed on February 7, 2001 and July 20, 2001;

                  (4) our Proxy Statement dated August 14, 2001, relating to the 2001 Annual Meeting of Shareholders; and

                  (5) the description of our common stock which is contained under the caption "Description of the Registrant's Securities to be Registered" in our registration statement on Form 8-A filed with the SEC on September 4, 1997, as amended by the Amendment to Registration Statement on Form 8-A, filed with the SEC on September 10, 1997, and including any amendment or report filed for the purposes of updating such description.

         We will provide any person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless specifically requested. You should direct any requests for documents to Elizabeth Arden, Inc., 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014,
Attention: Investor Relations.

                                   WHO WE ARE

         We are a leading global marketer and manufacturer of prestige beauty products. We sell in each of the mass retail, mid-tier retail and prestige department store channels in the United States. In addition, we have a significant international presence, reaching more than 90 countries worldwide. Our portfolio of leading fragrance brands includes Elizabeth Arden's Red Door, 5th Avenue and Elizabeth Arden green tea, Elizabeth Taylor's White Diamonds and Passion, White Shoulders, Geoffrey Beene's Grey Flannel, Halston, Halston Z-14, PS Fine Cologne for Men, Design and Wings by Giorgio Beverly Hills. Our skin care brands include Elizabeth Arden's Ceramides and Millenium. Our cosmetics products include lipstick, foundation and other color cosmetics products under the Elizabeth Arden brand name. In addition to the brands we own and license, we also distribute more than 135 additional prestige fragrance brands to mass and mid-tier retailers, providing us with a broad portfolio. On January 23, 2001, we completed the acquisition of the Elizabeth Arden Business from affiliates of Unilever, N.V. and changed our name from French Fragrances, Inc. to Elizabeth Arden, Inc. The "Elizabeth Arden Business" refers to the Elizabeth Arden brands of skin treatment, cosmetics and fragrance products, the Elizabeth Taylor brands of fragrances and the White Shoulders fragrance brand and related assets and liabilities. The acquisition more than doubled the size of our business and expanded our distribution capabilities as well as the strength and breadth of our product offerings. In accordance with Rule 3-05 of Regulation S-X we have included in this prospectus the financial statements of the Elizabeth Arden Business for each of the three years in the period ended December 31, 2000. See "Financial Statements of Elizabeth Arden Skin, Color and Fragrance, Elizabeth Taylor Fragrance and White Shoulders Fragrance Business" included elsewhere in this prospectus.

         We sell our fragrance products in more than 36,000 separate retail locations in the United States, including mass retailers such as Wal-Mart, Target, Walgreens and CVS, mid-tier retailers such as JCPenney, Sears and Kohl's and prestige department stores such as Dillard's, The May Company, Federated Department Stores and Nordstrom. In the United States, we currently sell our skin care and cosmetics products primarily in prestige department stores. We also sell our Elizabeth Arden brands of fragrances, skin care and cosmetics products worldwide through perfumeries, boutiques and department stores, such as Boots, Sephora and Douglas, and through travel retail outlets such as duty free shops and airport boutiques.

         Additional information regarding us, including our audited financial statements and descriptions of our business, is contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation of Documents by Reference."

                                 USE OF PROCEEDS

         All of the net proceeds from the sale of the warrants or from the resale of common stock purchased upon the exercise of the warrants will go to the selling security holders who offer and sell the warrants and/or the common stock. We will not receive any proceeds from the sale of the common stock by the selling security holders. Upon the exercise of the warrants, however, we will receive $0.01 per share of our common stock that is issued as a result of that exercise. In the event that all such warrants are exercised, we will receive an aggregate of $2,098.53.

                                  RISK FACTORS

         We urge you to carefully consider the following risks and other information included or incorporated by reference in this prospectus before investing in the warrants or our common stock. If we do not successfully address the risks described below, our business, prospects or financial condition or cash flow could be significantly harmed. The trading price of our common stock could decline because of any of these risks and you could lose all or part of your investment. We urge you to refer to the other information included or incorporated by reference in this prospectus, including the financial statements and related notes.

                          Risks Related to Our Business

Consumers may reduce discretionary purchases of our products as a result of a general economic downturn.

         We believe that consumer spending on beauty products is influenced by general economic conditions and the availability of discretionary income. Accordingly, companies that compete in these businesses, including us, may experience sustained periods of declines in sales during economic downturns. Any material decline in the amount of discretionary spending could have a material adverse effect on our results of operations, business and financial condition.

Our arrangements with our manufacturers, suppliers or customers are generally informal, and if these arrangements were changed or terminated it could have a material adverse effect on our results of operations, business and financial condition.

         We do not have long-term or exclusive contracts with any of our customers and generally do not have long-term or exclusive contracts with our manufacturers or suppliers. The loss of any of our key suppliers or customers, or if our relationship with any one of them were to change, could have a material adverse effect on our business, financial condition and results of operations. Our suppliers of distributed brands, which represented approximately 19% of our pro forma net sales for the fiscal year ended January 31, 2001, generally can, at any time, elect to supply products to our customers directly or through another distributor. Our suppliers of distributed brands may also choose to reduce or eliminate the volume of their products distributed by us.

         We do not own or operate any significant manufacturing facilities. We use third-party manufacturers and suppliers to manufacture certain of our products. We currently obtain these products from a limited number of manufacturers and other suppliers. If we were to experience delays in the delivery of the finished products or the raw materials or components used to make such products or if these suppliers were unable to supply product, our reputation, revenues and earnings could suffer.

Our high level of debt may adversely affect our financial and operating flexibility.

         We incurred a significant amount of indebtedness in connection with the acquisition of the Elizabeth Arden Business. Our ratio of debt to total capitalization was 71.2% and 79.6% for the year ended January 31, 2001 and the six months ended July 28, 2001, respectively. Subject to the restrictions in our $175 million revolving credit facility, which we refer to in this prospectus as the "revolving credit facility," and the indentures governing our outstanding senior notes, we may incur significant additional indebtedness, which may be secured.

         Our substantial indebtedness could have important consequences. For example, it could:

         o make it more difficult for us to satisfy our obligations under our indebtedness;

         o increase our vulnerability to general adverse economic and industry conditions;

         o        restrict our ability to consummate acquisitions;

         o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate requirements;

         o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

         o place us at a competitive disadvantage compared to our competitors that have less debt; and

         o limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds and pay dividends. Moreover, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

The beauty industry is highly competitive, and if we are unable to compete effectively it could have a material adverse effect on our results of operations, business and financial condition.

         The beauty industry is highly competitive and at times changes rapidly due to consumer preferences and industry trends. We compete primarily with global prestige beauty companies, some of whom have significantly greater resources than we have. Our products compete for consumer recognition and shelf space with products that have achieved significant international, national and regional brand name recognition and consumer loyalty. Our products also compete with new products that often are accompanied by substantial promotional campaigns.

         In addition, the development and launch of new products by us involves considerable costs and we cannot guarantee any new product launched will generate sufficient consumer interest and sales to become a profitable brand or to cover the costs of its development and launch. These factors, as well as demographic trends, economic conditions, discount pricing strategies by competitors and direct sales by manufacturers to our customers, could result in increased competition and could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to acquire or license additional brands or secure additional distribution arrangements, the growth of our business could be impaired.

         Our business strategy contemplates the continued increase of our portfolio of owned or licensed brands and distributed brands. Currently, we have no agreements or commitments to obtain additional brands or to enter into exclusive or non-exclusive distribution arrangements. We may be unsuccessful in identifying, negotiating and consummating such acquisitions or arrangements on terms acceptable to us, or at all, which could hinder our ability to increase revenues and build our business.

We may engage in future acquisitions that we may not be able to successfully integrate or manage and these acquisitions may dilute our shareholders and cause us to incur debt and assume contingent liabilities.

         We continuously review acquisition prospects that would complement our current product offerings, increase our size and geographic scope of operations or otherwise offer growth opportunities. The financing for any of these acquisitions could significantly dilute our investors or result in an increase in our indebtedness. While there are no current agreements or negotiations underway with respect to any such acquisitions, we may acquire or make investments in businesses or products in the future. Acquisitions may entail numerous integration risks and impose costs on us, including:

         o difficulties in assimilating acquired operations or products, including the loss of key employees from acquired businesses;

         o diversion of management's attention from our core business concerns;

         o adverse effects on existing business relationships with suppliers and customers;

         o risks of entering markets in which we have no or limited prior experience;

         o        dilutive issuances of equity securities;

         o        incurrence of substantial debt;

         o        assumption of contingent liabilities;

         o incurrence of significant amortization expenses related to goodwill and other intangible assets; and

         o        incurrence of significant immediate write-offs.

We have only recently acquired the Elizabeth Arden Business and may not be able to successfully complete the integration of its operations and fully realize our anticipated cost synergies and new product opportunities. Our failure to successfully complete the integration of the Elizabeth Arden Business could have a material adverse effect on our results of operations, business and financial condition.

If we are unable to protect our intellectual property rights our ability to compete could be negatively impacted.

         The market for our products depends to a significant extent upon the goodwill associated with our trademarks and trade names. We own, or have licenses to use, the material trademark and trade name rights used in connection with the packaging, marketing and distribution of our major products both in the United States and in other countries where such products are principally sold. Therefore, trademark and trade name protection is important to our business. Although most of our trademarks are registered in the United States and in certain foreign countries in which we operate, we may not be successful in asserting trademark or trade name protection. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The costs required to protect our trademarks and trade names may be substantial.

         We currently hold exclusive license rights to use the "Elizabeth Taylor" name on certain of our beauty products pursuant to a license agreement with the Elizabeth Taylor Cosmetics Company. In addition to customary termination provisions and events of default, the Taylor license agreement provides that if we fail to cure a default under our revolving credit facility within 10 days of written notice of that default, the license can be terminated. The termination of our rights under the Taylor license would adversely affect our results of operations.

         Other parties may infringe on our intellectual property rights or intellectual property rights which we are licensed to use, and may thereby dilute our brand in the marketplace. Any such infringement of our intellectual property rights would also likely result in a commitment of our time and resources to protect these rights through litigation or otherwise. We may infringe on others' intellectual property rights. One or more adverse judgments with respect to these intellectual property rights could negatively impact our ability to compete.

We are subject to risks related to our international operations.

         We are subject to risks customarily associated with foreign operations, including:

         o        currency fluctuations;

         o        import and export license requirements;

         o        trade restrictions;

         o        changes in tariffs and taxes;

         o restrictions on repatriating foreign profits back to the United States;

         o        unfamiliarity with foreign laws and regulations; or

         o difficulties in staffing and managing international operations.

         These risks could have a material adverse effect on our results of operations, business and financial condition.

Fluctuations in foreign exchange rates could adversely affect our results of operations.

         Our functional currency is the U.S. dollar. Our debt, interest expense and a significant portion of our overhead expenses are denominated in U.S. dollars. However, approximately 28% of our net sales for the fiscal year ended January 31, 2001, were denominated in currencies other than the U.S. dollar. A significant weakening of the currencies in which we generate sales relative to the U.S. dollar may adversely affect our ability to meet our U.S. dollar obligations. In addition, our results of operations are reported in U.S. dollars. A weakening of the currencies in which we generate sales relative to the U.S. dollar will cause our reported results to decline.

         In all jurisdictions in which we operate, we are also subject to laws and regulations that govern foreign investment, foreign trade and currency exchange transactions. These laws and regulations may limit our ability to repatriate cash as dividends or otherwise to the United States and may limit our ability to convert foreign currency cash flows into U.S. dollars. Outside the United States, our sales and costs are denominated in a variety of currencies including the euro, British pound, Swiss franc and Australian dollar. A weakening of the currencies in which we generate sales relative to the currencies in which our costs are denominated may decrease our operating profits and cash flows.

If we are unable to secure additional working capital in the future, the implementation of our business plan may be impaired and our growth may be hindered.

         Our working capital requirements have been and will continue to be significant. To date, we have financed and expect to continue to finance our working capital requirements primarily through internally generated funds and our revolving credit facility. Excluding additional working capital requirements that may result from future acquisitions or new product distribution arrangements, or adverse changes in general economic or industry conditions, we believe that internally-generated funds and financing available under our revolving credit facility will be sufficient to fund our working capital needs for the next twelve months. Our future expansion through acquisitions or new product distribution arrangements, if any, will depend upon the capital resources available to us. We may be unable to obtain additional financing for these purposes on terms acceptable to us or at all.

Our quarterly results of operations fluctuate due to seasonality and other factors.
         We generate much of our sales from operations during the second half of our fiscal year as a result of increased demand by retailers in anticipation of and during the holiday season. For example, in fiscal 2001, we generated approximately 62% of our pro forma net sales during the second half of the fiscal year. Furthermore, we generate all of our net income in the second half of the year as a result of the seasonality of sales combined with fixed operating expenses, interest expense, and equal quarterly amortization and depreciation charges. Any substantial decrease in sales during the second half of our fiscal year could have a material adverse effect on our business, financial condition and net income. Similarly, our working capital needs are greater during the second half of the fiscal year. In addition, our sales and profitability may vary from quarter to quarter as a result of a variety of factors, including timing of customer orders and additions or losses of brands or distribution rights.

If we are unable to retain key executives and other personnel our growth may be hindered.

         Our success is largely dependent on the performance of our management team and other key personnel. Our future operations could be harmed if any of our senior executives or other key personnel ceased working for us. We are particularly dependent on E. Scott Beattie, our Chairman, President and Chief Executive Officer and Paul West, our Executive Vice President and Chief Operating Officer. We currently have no employment contracts with Messrs. Beattie and West, and as a result, may be unable to maintain their services.

We may be forced to change the manner in which we price the products we acquired in the Arden acquisition which could have an adverse impact on our business in the future.

         In June 2000, Unilever and other cosmetics manufacturers were served with an amended complaint in proceedings pending in the Superior Court of California in Marin County. The amended complaint alleges that cosmetics manufacturers conspired with each other and with certain large California department stores to fix retail prices for "high-end" cosmetics. The action was brought as a class action on behalf of all the residents of the State of California who purchased cosmetics from the defendant department stores in the four years prior to the filing of the original complaint in the fall of 1998.

         Under the terms of the acquisition of the Elizabeth Arden Business, Unilever retained the conduct of, and liability for, this lawsuit. Furthermore, we were indemnified by Unilever for any and all damages the Elizabeth Arden Business incurs as a result of this lawsuit in respect of conduct occurring prior to the acquisition of the Elizabeth Arden Business. Should the plaintiffs prevail in this matter, there can be no assurance that such outcome would not require us to change the pricing of products acquired in the acquisition of the Elizabeth Arden Business or that such outcome would not have a material and adverse impact on our operations and results on a going forward basis.

          Risks Related to Purchasing Our Common Stock in this Offering

Our stock price may be volatile

         Although our common stock has been traded on The Nasdaq National Market since December 1995, we cannot assure that there will be an active trading market or adequate liquidity for our common stock. Additionally, the trading price of our common stock has been and may continue to be subject to wide fluctuations over short and long periods of time. Our stock price may fluctuate in response to a number of events and factors, including:

         o        quarterly or cyclical variations in financial results;

         o        future announcements concerning our business;

         o changes in financial estimates and recommendations by securities analysts;

         o        news reports relating to trends in the fragrance industry;

         o        actions of competitors or the entrance of new competitors;

         o market and industry perceptions of our success, or lack thereof, in pursuing our growth strategy;

         o        prevailing interest rates;

         o        government regulation;

         o        changes and developments affecting the fragrance industry; and

         o        general market conditions.

You are unlikely to receive dividends in the foreseeable future

         We have not declared or paid any cash dividends on our common stock in our two most recent fiscal years and do not expect to do so in the foreseeable future. Our revolving credit facility prohibits our payment of cash dividends on our common stock and the indentures relating to our outstanding senior notes condition the payment of cash dividends on our common stock on the satisfaction of certain financial and other covenants.

Anti-takeover provisions in our charter documents and Florida law could prevent or delay a change in control of us

         Provisions of our articles of incorporation and by-laws, as well as provisions of Florida law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. For more information, see "Description of Common Stock--Anti-Takeover Effects of Florida Legislation."

                           DESCRIPTION OF COMMON STOCK

         The following summary description of our common stock is based on the provisions of our amended and restated articles of incorporation and amended and restated bylaws and the applicable provisions of the Florida Business Corporation Act. This information is qualified entirely by reference to the provisions of our articles of incorporation, our bylaws and the Florida Business Corporation Act. For information on how to obtain copies of our articles of incorporation and bylaws, see "Where You Can Find More Information."

Authorized Capital

         As of November 14, 2001, our amended and restated articles of incorporation provide that we have authority to issue the following capital stock:

         o 50,000,000 shares of common stock, $.01 par value, of which 17,618,096 shares are issued and outstanding;

         o 1,000,000 shares of Series D convertible preferred stock, $.01 par value, of which 416,667 shares are issued and outstanding; and

         o 3,428,571 shares of serial preferred stock, $.01 par value, none of which are outstanding.

Common Stock

         Subject to the rights of the holders of any preferred stock that may be outstanding, holders of our common stock are entitled to receive dividends as may be declared by our board of directors out of funds legally available to pay dividends, and, in the event of liquidation, dissolution or winding up of our affairs, to share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date for all matters submitted to a vote of shareholders. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to our common stock. Thus, the holders of a majority of our outstanding common stock will be able to elect all members of our board of directors and to take other actions requiring a vote of our common stock. Our common stock is traded on The Nasdaq Stock Market under the symbol "RDEN."

         Our revolving credit facility prohibits our payment of cash dividends on our common stock and the indentures relating to our outstanding senior notes condition the payment of cash dividends on our common stock on the satisfaction of certain financial and other covenants.

Anti-Takeover Effects of Florida Legislation

         We are subject to several anti-takeover provisions that apply to a public corporation organized under Florida law. Florida statutory law prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

         Florida statutory law also prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless:

         o the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

         o the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years; or

         o the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder.

         An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of a corporation's outstanding voting shares. These statutory provisions may prevent takeover attempts that might result in a premium over the market price for our common stock.

                             DESCRIPTION OF WARRANTS

         Each warrant represents the right to purchase one share of common stock. The warrants were issued pursuant to a warrant agreement between us and Mellon Investor Services LLC, as warrant agent. The warrants are exercisable at any time on or before January 23, 2011. Except as described below, the exercise price of the warrants is equal to $0.01 per share.

         The warrant agreement provides that the exercise price and the number of shares of common stock issuable upon exercise of each warrant will be adjusted in the event of stock dividends, stock splits, stock combinations, reclassifications or reorganizations of the common stock or rights offerings or the issuance of common stock or securities convertible into or exchangeable for shares of common stock at less than fair value (as defined in the warrant agreement) per share. Fractional shares will not be issued upon exercise of the warrants. In lieu of fractional shares, we will pay an amount in cash based on the fair value (as defined in the warrant agreement) per share of common stock as determined on the day immediately preceding the date of exercise.

         The warrant agreement further provides that in case of our consolidation or merger with or into another corporation or any sale, lease or transfer to another person of all or substantially all of our assets, the holder of each outstanding warrant will have the right to receive, upon exercise of the warrant, the kind and amount of securities, cash or other assets receivable upon the consolidation, merger, sale, lease or transfer by a holder of the number of shares of common stock that would have been received upon the exercise of the warrant immediately prior to that event. The warrants do not confer upon the holder any voting rights or any other rights as a stockholder of Elizabeth Arden prior to the time of exercise.

         The warrants may be exercised by the surrender of the related warrant certificates to the warrant agent, with the form of election to purchase set forth on the back of the warrant certificate duly and properly filled in and signed, which signature must be medallion guaranteed by an institution that is a member of a signature guarantee program recognized by the Securities Transfer Association, and upon payment to the warrant agent for the account of Elizabeth Arden of the exercise price for the number of shares of common stock in respect of which the warrants are then exercised. Payment of the exercise price must be made in cash, by wire transfer or by certified or official bank check payable to our order.

         We will from time to time take all action which may be necessary so that the shares of common stock, immediately upon their issuance upon the exercise of warrants, will be listed on The Nasdaq Stock Market.

                            SELLING SECURITY HOLDERS

         The selling security holders are offering in this prospectus the warrants and the shares of common stock listed in the table below. The table also sets forth for each selling security holder (A) their beneficial ownership of the warrants as of November 14, 2001, (B) the number of warrants and/or shares of common stock being offered for sale in this prospectus and (C) the number of warrants and/or shares of common stock beneficially owned after the offering (and the percentage of the class owned after this offering) assuming that all of the warrants and/or shares of common stock registered in this prospectus by the selling security holders are sold in this offering. To our knowledge, other than lending relationships with, and the provision of certain services, including but not limited to investment banking services from time to time by the selling security holders and certain of their affiliates, there is no position, office or other material relationship between any of the selling security holders and us (including our predecessors and affiliates), nor have any such material relationships existed within the past three years. The information contained in this chart is derived from, and we have relied upon, information provided to us by the selling security holders.

Name                Warrants         Number of          Number of Shares    Warrants          Shares of Common     Percent of Class
----                Beneficially     Warrants Being     of Common Stock     Beneficially      Stock Beneficially   Owned
                    Owned Prior to   Offered            Being Offered For   Owned After This  Owned After This     After this
                    this Offering    For Sale           Sale Upon           Offering          Offering             Offering
                    -------------    --------           Exercise of         --------          --------             --------
                                                        Warrants
                                                        --------
Credit Suisse First     146,897              0               146,897               0                   0                   0%
Boston, Cayman
Islands Branch
Fleet Corporate         62,956               0                62,956               0                   0                   0%
Finance, Inc.

                              PLAN OF DISTRIBUTION

         Distribution of Warrants. The selling security holders may, from time to time, sell the warrants to purchasers directly. Alternatively, the selling security holders may, from time to time, offer to sell the warrants to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders or the purchasers of warrants. The selling security holders and any underwriters, broker-dealers or agents that participate in the distribution of the warrants may be deemed to be "underwriters" within the meaning of the Securities Act. Any profit on the sale of warrants by them, and any discounts, commissions, concessions or other compensation received by any of them, may be deemed to be underwriting discounts and commissions under the Securities Act.

         The selling security holders may offer and sell the warrants under this prospectus from time to time in one or more transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. A selling warrant holder will determine these prices either alone or by agreement with underwriters and dealers who may receive fees or commissions in connection with sales. The selling security holders may use any of the following methods when selling warrants, which may involve crosses or block transactions:

         o sales on any national securities exchange or quotation service on which the warrants may be listed or quoted at the time of sale;

         o        sales in the over-the-counter market;

         o transactions otherwise than on an exchange or in the over-the-counter market; or

         o        sales through the writing of options.

         Distribution of Common Stock Upon Exercise of Warrants. The selling security holders may offer and sell the shares of common stock covered by this prospectus from time to time, subject to certain restrictions. The selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made:

         o        in the open market;

         o        on The Nasdaq National Market;

         o        in privately negotiated transactions;

         o        in an underwritten offering; or

         o        a combination of such methods.

         Such sales may be made at varying prices determined by reference to, among other things:

         o        market prices prevailing at the time of sale;

         o        prices related to the then-prevailing market price; or

         o        negotiated prices.

         Negotiated transactions may include purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions and transactions in which a broker solicits purchasers; or block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction.

         Distribution by the selling security holders of the common stock covered by this prospectus may occur over an extended period of time. In effecting sales, broker-dealers hired by the selling security holders may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the selling security holders in amounts to be negotiated immediately prior to the sale.

         From time to time, Credit Suisse First Boston Corporation, an affiliate of Credit Suisse First Boston, Cayman Islands Branch, a selling security holder, and one or more affiliates of Fleet Corporate Finance, Inc., the other selling security holder, may act as market-makers with respect to our common stock.

         In connection with the sale of common stock covered by this prospectus, underwriters or agents may receive compensation from the selling security holders or from purchasers of the common stock, for which they may act as agents. Their compensation may be in the form of discounts, concessions or commissions. If underwriters sell common stock to or through dealers, then the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Neither we nor any selling security holder can presently estimate the amount of that compensation. We know of no existing arrangements between any selling security holders, any other security holders, brokers, dealers, underwriters or agents relating to the sale or distribution of the shares of common stock.

         We will bear the expenses of registration under the Securities Act of 1933 as well as certain other fees and expenses. The selling security holders will bear the cost of any commissions or selling expenses.

                                  LEGAL MATTERS

         The validity of the warrants and the shares of common stock offered hereby have been passed on for us by Weil, Gotshal & Manges LLP, New York.

                                     EXPERTS

         Our consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended January 31, 2001 have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of the Elizabeth Arden Skin, Color and Fragrance, Elizabeth Taylor Fragrance and White Shoulders Fragrance Business for each of the three years in the period ended December 31, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   ELIZABETH ARDEN SKIN, COLOR AND FRAGRANCE,
                         ELIZABETH TAYLOR FRAGRANCE AND
                       WHITE SHOULDERS FRAGRANCE BUSINESS

                          INDEX TO FINANCIAL STATEMENTS



                                                                        Page(s)

Report of Independent Accountants......................................  F-1

Statements of Net Sales, Cost of Sales and Direct Operating Expenses
for each of the Three Years in the Period Ended December 31, 2000......  F-2

Notes to Financial Statements..........................................  F-3

                        Report of Independent Accountants



To the Board of Directors of
Elizabeth Arden, Inc.

We have audited the accompanying statements of net sales, cost of sales and direct operating expenses of the Elizabeth Arden Skin, Color and Fragrance, Elizabeth Taylor Fragrance and White Shoulders Fragrance Business (the "Elizabeth Arden Business"), an integrated operation of Elizabeth Arden, which was a business owned by Unilever PLC and Unilever N.V., for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of Elizabeth Arden's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements were prepared to present the statements of net sales, cost of sales and direct operating expenses of the Elizabeth Arden Business pursuant to a purchase agreement as described in Note 1 and for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 2 and are not intended to be a complete presentation of the Elizabeth Arden Business' financial position, results of operations and cash flows.

The Elizabeth Arden Business was a fully integrated operation of Elizabeth Arden, which was a business owned by Unilever PLC and Unilever N.V. Consequently, as indicated in Note 2, these financial statements have been derived from the consolidated financial statements and accounting records of Elizabeth Arden, Unilever PLC and Unilever N.V. Moreover, as indicated in Note 2, the Elizabeth Arden Business relied on Elizabeth Arden, Unilever PLC and Unilever N.V. for administrative, management and other services. The financial position, results of operations, and cash flows of the Elizabeth Arden Business could differ from those that would have resulted had the Elizabeth Arden Business operated autonomously or as an entity independent of Elizabeth Arden, Unilever PLC and Unilever N.V.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net sales, cost of sales and direct operating expenses for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.



PricewaterhouseCoopers LLP
New York, New York
November 8, 2001

ELIZABETH ARDEN SKIN, COLOR AND FRAGRANCE,
ELIZABETH TAYLOR FRAGRANCE AND
WHITE SHOULDERS FRAGRANCE BUSINESS

Statements of Net Sales, Cost of Sales and Direct Operating Expenses For each of the Three Years in the Period Ended December 31, 2000
(Dollars in millions)

                                                                               Year Ended December 31,
                                                                            1998         1999         2000
Net sales                                                                 $   526.1     $   551.5    $   561.8

Cost of sales                                                                 163.0         174.6        185.5
                                                                          ---------     ---------    ---------

                                                                              363.1         376.9        376.3
                                                                          ---------     ---------    ---------

Direct operating expenses:
     Sales and marketing                                                       56.9          55.8         68.2
     Advertising                                                               55.4          48.1         37.8
     Promotions                                                               170.4         174.0        167.5
     Other development                                                         14.9          14.4         14.8
     Rent                                                                       2.2           2.2          2.2
     Impairment charges                                                         -             -           11.6
                                                                          ---------     ---------    ---------

Total direct operating expenses                                               299.8         294.5        302.1
                                                                          ---------     ---------    ---------

Excess of net sales over cost of sales and direct operating expenses      $    63.3     $    82.4    $    74.2
                                                                          =========     =========    =========










The accompanying notes are an integral part of these financial statements.

ELIZABETH ARDEN SKIN, COLOR AND FRAGRANCE,
ELIZABETH TAYLOR FRAGRANCE AND
WHITE SHOULDERS FRAGRANCE BUSINESS

Notes to Financial Statements
(Dollars in millions)


1.       Background and Description of the Business

         The accompanying financial statements have been prepared to present the net sales, cost of sales and direct operating expenses of the Elizabeth Arden Skin, Color and Fragrance, Elizabeth Taylor Fragrance and White Shoulders Fragrance Business (the "Elizabeth Arden Business"), pursuant to a purchase agreement (the "Agreement") dated October 30, 2000 between Conopco, Inc, an indirect wholly owned subsidiary of Unilever PLC and Unilever N.V. (the "Unilever Group") and French Fragrances, Inc. (the "Buyer"). Pursuant to the Agreement, the Buyer acquired certain assets, including inventories, property, plant and equipment, and certain prepaid expenses, and assumed certain liabilities, including the accrual for sales returns and demonstration accrual, of the Elizabeth Arden Business for approximately $300, subject to purchase price adjustments. On January 23, 2001, the Buyer completed the acquisition of the Elizabeth Arden Business and changed its name to Elizabeth Arden, Inc.

         The Elizabeth Arden Business is an integrated operation of Elizabeth Arden ("Arden"). Arden is a worldwide business which is directly or indirectly wholly owned by the Unilever Group. As such, the Elizabeth Arden Business is a fully integrated operation of Arden and the Unilever Group. Accordingly, the accompanying financial statement of the Elizabeth Arden Business presents an aggregation of the Elizabeth Arden Skin, Color and Fragrance, Elizabeth Taylor Fragrance and White Shoulders Fragrance operations of Arden and the Unilever Group to be sold. The remaining Arden business which is not part of the Agreement referred to above includes the European Designer fragrance operations. As such, the accompanying financial statements do not include any financial information relating to the European Designer fragrance operations.

         Arden engages in the development, manufacturing and marketing of skin, color and prestige fragrance (which include American and European Designer fragrances) products. The American fragrances include the Elizabeth Taylor and White Shoulders fragrance products. Arden's primary markets are North America, Europe, and the Asia Pacific region. Arden sells its products through international distributors and Unilever Group affiliates outside the U.S. market.

2.       Summary of Significant Accounting Policies

         Basis of presentation
         As an integrated operation of Arden and the Unilever Group, Arden did not maintain the Elizabeth Arden Business as a separate business unit and historically, the Elizabeth Arden Business did not, in the normal course of operations, prepare separate financial statements. The accompanying financial statements are derived from the historical accounting records of Arden and the Unilever Group and include all net sales, cost of sales and direct operating expenses directly attributable to the Elizabeth Arden Business. Accordingly, the accompanying financial statements have been prepared to present the statement of net sales, cost of sales and direct operating expenses for each of the three years in the period ended December 31, 2000, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (the "SEC") and are not intended to be a complete presentation of the Elizabeth Arden Business' financial position, results of operations and cash flows. A statement of cash

ELIZABETH ARDEN SKIN, COLOR AND FRAGRANCE,
ELIZABETH TAYLOR FRAGRANCE AND
WHITE SHOULDERS FRAGRANCE BUSINESS

Notes to Financial Statements
(Dollars in millions)

         flows is not presented as the Elizabeth Arden Business did not maintain a cash balance, all cash flow activities were funded by Arden and the Unilever Group, and a complete statement of cash flows is not prepared at this reporting level.

         The operations of the Elizabeth Arden Business rely on Arden and the Unilever Group for various activities, including but not limited to, selling, marketing, sales order processing, billing, collections, warehousing, distribution, information technology, insurance, human resources, accounting, premises, regulatory, research and development, treasury, tax and legal support. The cost of sales of the Elizabeth Arden Business presented in these statements include material costs, direct labor, factory overhead and an allocation of freight, warehousing and distribution costs. The direct operating expenses of the Elizabeth Arden Business presented in these statements include sales, marketing, advertising, promotion, other development and rent costs. The sales and marketing costs include allocations. Other development costs include market research, package design and research and development expenses. The research and development expenses included in other development costs include allocations. Management believes that these allocations are based on assumptions that are reasonable under the circumstances. Allocations of general and administrative expenses, Unilever Group corporate overhead, interest, amortization of intangibles and income taxes have been excluded from these statements. Since the Elizabeth Arden Business was not a separate business unit, Arden had never segregated complete and reasonable indirect operating cost information relating to the Elizabeth Arden Business for financial reporting purposes. Accordingly, it is not practical to isolate or allocate such indirect costs to the Elizabeth Arden Business. Due to the reliance of the Elizabeth Arden Business on Arden and the Unilever Group, and potential changes in the business by the Buyer and the omission of various indirect operating expenses, the historical operating results may not be indicative of future results.

         All significant intercompany accounts and transactions within the Elizabeth Arden Business have been eliminated.

         Foreign currency
         The local currencies of the Elizabeth Arden Business international operations represent their respective functional currencies. Net sales, cost of sales and direct operating expense amounts of the Elizabeth Arden Business are translated from their respective local currencies to U.S. dollars using the average exchange rates in effect during the period.

         Arden participates in the Unilever Group's hedging policies and activities which are coordinated by a centralized Unilever treasury function. Gains and losses arising from the Unilever Group's hedging activities have not been allocated to these financial statements as the activities are performed by a centralized treasury function for all Unilever businesses and the Elizabeth Arden Business does not specifically enter into any financial instruments. In addition, the Buyer is not assuming any financial instrument contracts.

         Net sales
         Net sales to third parties are recognized when title and risk of loss pass to the customer. Sales are recorded net of returns and are based

ELIZABETH ARDEN SKIN, COLOR AND FRAGRANCE,
ELIZABETH TAYLOR FRAGRANCE AND
WHITE SHOULDERS FRAGRANCE BUSINESS

Notes to Financial Statements
(Dollars in millions)

         on management's estimate of future returns based on historical experience and considering current external factors and market conditions.

         Freight, warehousing and distribution
         Freight, warehousing and distribution costs included within cost of sales have been allocated to the Elizabeth Arden Business based on the volume of product shipments of the Elizabeth Arden Business in relation to the volume of product shipments of Arden. Management believes these allocations are reasonable. The freight, warehousing and distribution costs allocated to the Elizabeth Arden Business for the years ended December 31, 1998, 1999 and 2000 were $18.2, $17.7 and $18.0, respectively.

         Sales and marketing expenses
         Arden maintains two separate sales and marketing forces in the U.S. These are an Elizabeth Arden Skin, Color and Fragrance sales and marketing force and an American and European Designer fragrance sales and marketing force. One sales and marketing force is used for all markets outside of the U.S. As such, the sales and marketing expense includes the direct costs associated with the U.S. Elizabeth Arden Skin, Color and Fragrance sales and marketing force, an allocation of the U.S. American and European Designer fragrance sales and marketing force, and an allocation of such expenses for all markets outside the U.S. The U.S. American and European Designer fragrance sales and marketing costs have been allocated based on the net sales of the U.S. Elizabeth Taylor and White Shoulders fragrance products in relation to the total net sales of the U.S. American and European Designer fragrance products. The sales and marketing costs for all markets outside of the U.S. have been allocated on a country-by-country basis based on the net sales of the Elizabeth Arden Business in relation to total Arden net sales within each country. Management believes these allocations are reasonable. The total sales and marketing expenses allocated to the Elizabeth Arden Business for the years ended December 31, 1998, 1999 and 2000, excluding allocated restructuring charges (see
         Note 3), were $36.7, $33.5 and $31.6, respectively.

         Advertising and promotion
         Costs associated with advertising and promotion are expensed in the year incurred. Advertising expenses are principally comprised of print media, television and radio advertising. Promotion expenses are principally comprised of cooperative advertising, trade promotions and consumer promotions. Advertising and promotion expenses represent costs directly relating to the Elizabeth Arden Business.

         Research and development
         Research and development costs included within other development expense have been allocated to the Elizabeth Arden Business based on the net sales of the Elizabeth Arden Business in relation to total net Arden sales. Management believes these allocations are reasonable. The research and development costs allocated to the Elizabeth Arden Business for the years ended December 31, 1998, 1999 and 2000 were $8.0, $7.6 and $6.0, respectively.

         Inventories
         Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.

ELIZABETH ARDEN SKIN, COLOR AND FRAGRANCE,
ELIZABETH TAYLOR FRAGRANCE AND
WHITE SHOULDERS FRAGRANCE BUSINESS

Notes to Financial Statements
(Dollars in millions)

         Property, plant and equipment
         Property, plant and equipment is recorded at cost. Depreciation is determined using primarily the straight-line method over the estimated useful lives of the assets.

         Use of estimates
         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the reported amounts of net sales and expenses during the reporting period. Actual results may differ from those estimates.

         Recent accounting pronouncements
         In May 2000, the Emerging Issues Task Force ("EITF") reached a consensus on EITF 00-14, Accounting for Certain Sales Incentives, which provides guidance on accounting for discounts, coupons, rebates and free products, as well as the income statement classification of these discounts, coupons, rebates and free products. EITF 00-14 is effective January 1, 2002 for Arden. Arden is currently evaluating the impact of this new guidance.

         In April 2001, the EITF reached a consensus on EITF 00-25, Accounting for Consideration from a Vendor to a Retailer in Connection with the Purchase or Promotion of the Vendor's Products, which provides guidance on the income statement classification of consideration from a vendor to a retailer in connection with the retailer's purchase of the vendor's products or to promote sales of the vendor's products. EITF 00-25 is effective January 1, 2002 for Arden. Arden is currently evaluating the impact of this new guidance.

3.       Restructuring Charges

         In connection with the sale of the Elizabeth Arden Business, Elizabeth Arden recorded a $67 restructuring charge in the fourth quarter of 2000. The costs included in this charge which approximate $21.1 which directly relate to the Elizabeth Arden Business and have been allocated to the statement of net sales, cost of sales and direct operating expenses for the year ended December 31, 2000, based on the net sales of the Elizabeth Arden Business in relation to the total net sales of Arden. The $21.1 relates to employee termination costs and benefits. $19.4 of the charge has been classified as sales and marketing expense and $1.7 has been classified as other development expense.

         Prior to the aforementioned sale, in June 2000, Arden announced a program to reduce employee headcount. A total charge of approximately $13 was recorded by Arden, including approximately $1.1 which has been allocated based on the net sales of the Elizabeth Arden Business in relation to total net sales of Arden in 2000. Substantially all of the $1.1 allocated expense relates to employee termination benefits and such costs have been classified as sales and marketing expenses.

         In May 1998, an announcement was made regarding a worldwide restructuring of the Arden business. Arden incurred approximately $18 of restructuring charges in total and those costs included in this charge which directly relate to the Elizabeth Arden Business have been allocated to the statement of net sales, cost of sales and direct operating expenses. Expenses of $5.7 and $3.6 have been allocated for

ELIZABETH ARDEN SKIN, COLOR AND FRAGRANCE,
ELIZABETH TAYLOR FRAGRANCE AND
WHITE SHOULDERS FRAGRANCE BUSINESS

Notes to Financial Statements
(Dollars in millions)

         the years ended December 31, 1998 and 1999, respectively, based on the net sales of the Elizabeth Arden Business in relation to the total net sales of Arden. Substantially all of the allocated expenses relate to employee termination benefits for the Arden sales force and such costs have been classified as sales and marketing expenses.

4.       Impairment Charges

         Arden continually evaluates the carrying value of its long-lived assets for impairment. Any impairments would be recognized when the expected future operating cash flows derived from such assets is less than their carrying value.

         In connection with the sale of the Elizabeth Arden Business, Elizabeth Arden recorded an $11 impairment charge relating primarily to the Roanoke, Virginia manufacturing facility. Of the total charge, $10.5 was allocated to the Elizabeth Arden Business based on the volume of production of the Elizabeth Arden Business in relation to the total Arden production.

         In June 2000, a decision was made by Arden to dispose of its manufacturing facility in Acton, England. A $1.1 asset impairment charge has been allocated to the Elizabeth Arden Business in 2000 based on the volume of production of the Elizabeth Arden Business in relation to the total Arden production at the Acton facility.

5.       Rent Expense and Lease Commitments

         Rent expense principally relating to Arden's Roanoke, Virginia distribution center, its Stamford, Connecticut and Geneva, Switzerland office building locations under operating leases amounted to approximately $3.2, $3.2 and $3.3 for the years ended December 31, 1998, 1999 and 2000, respectively. These operating leases are being assumed by the Buyer.

         The approximate minimum rental payments required under the Roanoke, Virginia, Stamford, Connecticut and Geneva, Switzerland operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 2000 are:

                      2001                                    $  3.8
                      2002                                       1.8
                      2003                                       1.1
                      2004                                       1.2
                      2005                                       1.2
                      Thereafter                                 0.4
                                                            --------
                                                              $  9.5
                                                            ========

ELIZABETH ARDEN SKIN, COLOR AND FRAGRANCE,
ELIZABETH TAYLOR FRAGRANCE AND
WHITE SHOULDERS FRAGRANCE BUSINESS

Notes to Financial Statements
(Dollars in millions)

6.       Concentration of Credit Risk

         While there is a concentration of risk in the retail industry, management believes concentration of credit risk is limited due to the large number of customers comprising the Elizabeth Arden Business customer base and their dispersion across geographic areas. For the year ended December 31, 2000, one customer, French Fragrances Inc., represented approximately 12% of net sales. No other one customer represents more than 10% of net sales in any year presented.

7.       Geographic Areas

         Information about the Elizabeth Arden Business operations by geographic area for the three years ended December 31 are shown below:

                                                              Excess of net
                                                               sales over
                                                              cost of sales
                                                               and direct
                                                                operating
                                                Net sales       expenses

         Year ended December 31, 2000
         North America                          $   329.9        $   23.1
         Europe                                     186.8            51.3
         Asia Pacific                                38.0            (2.8)
         Rest of the world                            7.1             2.6
                                                ---------        --------
         Total                                  $   561.8        $   74.2
                                                =========        ========

         Year ended December 31, 1999

         North America                          $   310.1        $   25.6
         Europe                                     199.6            53.1
         Asia Pacific                                34.7             1.1
         Rest of the world                            7.1             2.6
                                                ---------        --------
         Total                                  $   551.5        $   82.4
                                                =========        ========

         Year ended December 31, 1998
         North America                          $   288.0        $   10.7
         Europe                                     199.2            49.3
         Asia Pacific                                31.9             0.7
         Rest of the world                            7.0             2.6
                                                ---------        --------
         Total                                  $   526.1        $   63.3
                                                =========        ========

ELIZABETH ARDEN SKIN, COLOR AND FRAGRANCE,
ELIZABETH TAYLOR FRAGRANCE AND
WHITE SHOULDERS FRAGRANCE BUSINESS

Notes to Financial Statements
(Dollars in millions)


8.       Commitments and Contingencies

         In February 2000, Unilever United States (the parent of Conopco, Inc.) was served with a consolidated complaint in a proceeding entitled Cosmetics Cases pending in the Superior Court of California for Marin County. The complaint alleges that the large department stores in California have engaged in a conspiracy to fix the prices of "high-end" cosmetics in violation of the California state antitrust law and the provisions of the California Unfair Business Practices statute. The action is brought as a purported class action on behalf of all residents of the State of California who purchased cosmetics from the defendant's department stores in California in the four years prior to the filing of the original complaint (which was filed in the fall of 1998). While Unilever United States, Inc. was served with the complaint, the plaintiff has agreed to substitute Conopco, Inc. for Unilever United States, Inc. as a defendant.

         In June 2000, plaintiffs served Conopco, Inc. with an amended complaint, alleging that the operating divisions of Conopco, which includes Elizabeth Arden (together with other manufacturers who have also now been served with the complaint), conspired with each other and with the department stores in the alleged conspiracy to fix retail prices for "high-end" cosmetics. The plaintiffs allege that the class has been damaged in an unknown amount. Arden believes that the claim is without merit and is defending the litigation vigorously. Should the plaintiffs prevail on this matter, it could have a material and adverse impact on the net sales of the Elizabeth Arden Business.

         In the normal course of business, Arden may be a party to claims, disputes, and legal and regulatory proceedings. Arden provides for these legal matters where it is probable that a liability has been incurred and the amount of cost could be reasonably estimated. While the ultimate outcome of these claims and lawsuits cannot be readily determined, it is the opinion of management that such claims and lawsuits, individually or in the aggregate, will not have a material adverse effect on the net assets or results of operations of the business to be sold.

9.       Transition Services Agreement

         Pursuant to the Agreement, Conopco and the Buyer will enter into Transition Services Agreements (the "TSA") whereby each party will be a provider of certain business services to the other, and a receiver of certain business services from the other for an agreed pricing. The principal business services include general business continuity, manufacturing and distribution. The TSA will remain in effect until such time that both parties mutually agree that the services are no longer required.

10.      Subsequent Event

         On January 23, 2001, French Fragrances completed the acquisition of the Elizabeth Arden Business and changed its name to Elizabeth Arden, Inc.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the offerings described in this registration statement, all of which will be paid by the registrant. All such expenses other than the Securities and Exchange Commission registration fee are estimates.


         Securities and Exchange Commission Registration Fee......     $766.49
         Accounting Fees and Expenses.............................  170,000.00
         Legal Fees...............................................   15,000.00
         Total                                                     $185,766.49
                                                                   ===========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant has the authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by applicable law, as amended from time to time, the Registrant will indemnify any person who was or is a director or officer of the Registrant, or serves or served in such capacity with any other enterprise at the request of the Registrant, against all fines, liabilities, settlements, costs and expenses asserted against or incurred by such person in his capacity or arising out of his status as such officer or director. The Registrant may also indemnify employees or agents of the Registrant if the Registrant's Board of Directors so approves. This indemnification includes the right to advancement of expenses when allowed pursuant to applicable law.

         The provisions of the FBCA authorize a corporation to indemnify its officers and directors in connection with actions, suits and proceedings brought against them if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe the person's conduct was unlawful. Unless pursuant to a determination by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (1) a majority vote of a quorum consisting of directors who were not parties to the proceeding or a committee consisting solely of two or more directors not parties to the proceeding, (2) independent legal counsel selected by a majority vote of a quorum consisting of directors who were not parties to the proceeding or committee of directors (or selected by the full Board if a quorum or committee cannot be obtained), or (3) the affirmative vote of the majority of a quorum consisting of the corporation's shareholders who were not parties to the proceeding.

         The FBCA further provides that a corporation may make any other or further indemnity by resolution, bylaw, agreement, vote of shareholder or disinterested directors or otherwise, except with respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (1) a violation of criminal law, unless the person had reasonable cause to believe his conduct was lawful, (2) a transaction from which such person derived an improper personal benefit, (3) willful misconduct or conscious disregard for the best interests of the corporation in the case of a derivative action by a shareholder, or (4) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0834 of the FBCA. The FBCA does not affect a director's responsibilities under any other law, such as federal securities laws.

         At present, there is no pending litigation or other proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

         The Registrant maintains directors' and officers' liability insurance for its directors and officers.

ITEM 16.  EXHIBITS

         The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated in this registration statement by reference.

Exhibit
Number                       Description of Exhibits
------                       -----------------------


4.1      Form of Common Stock Certificate.

4.2 Warrant Agreement, dated as of January 23, 2001, by and between Elizabeth Arden, Inc. and Mellon Investor Services LLC (incorporated herein by reference to Exhibit 4.8 to the Registration Statement on Form S-4 (Registration No. 333-55310 (the "Form S-4")).

4.3 Warrant Registration Rights Agreement, dated as of January 23, 2001, among Elizabeth Arden, Inc., Credit Suisse First Boston, Cayman Islands Branch and Fleet Corporate Finance, Inc. (incorporated herein by reference to Exhibit 4.9 to the Form S-4).

4.4      Form of Warrant Certificate (included in Exhibit 4.2).

5.1      Opinion of Weil Gotshal & Manges LLP.

23.1     Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2     Consent of Deloitte & Touche LLP, Independent Accountants.

23.3     Consent of Weil Gotshal & Manges LLP (included in Exhibit 5.1).

24*      Power of Attorney.

------------------

* Previously filed.


ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in this registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions detailed in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami Lakes, State of Florida, on November 30, 2001.

                               ELIZABETH ARDEN, INC.

                               By: /s/ E. Scott Beattie
                                  -----------------------------------------
                                  E. Scott Beattie
                                  Chairman, President, Chief Executive Officer
                                  and Director (Principal Executive Officer)

Signatures                               Title                                  Date
----------                               -----                                  ----
/s/ E. Scott Beattie                     Chairman, President, Chief Executive   November 30, 2001
-----------------------------------      Officer and Director
E. Scott Beattie                         (Principal Executive Officer)


                    *                    Executive Vice President and Chief     November 30, 2001
-----------------------------------      Financial Officer
Stephen J. Smith                         (Principal Financial and
                                         Accounting Officer )


                   *                     Director                               November 30, 2001
-----------------------------------
William M. Tatham


                    *                    Director                               November 30, 2001
-----------------------------------
J.W. Nevil Thomas


                  *                      Director                               November 30, 2001
-----------------------------------
Fred Berens


                 *                       Director                               November 30, 2001
-----------------------------------
Richard C.W. Mauran


                   *                     Director                               November 30, 2001
-----------------------------------
George Dooley


By:/s/ E. Scott Beattie
   --------------------
       E. Scott Beattie
       Attorney-in-Fact



                                  EXHIBIT INDEX

Exhibit
Number                          Description of Exhibits
------                          -----------------------


4.1      Form of Common Stock Certificate.

4.2 Warrant Agreement, dated as of January 23, 2001, by and between Elizabeth Arden, Inc. and Mellon Investor Services LLC (incorporated herein by reference to Exhibit 4.8 to the Registration Statement on Form S-4 (Registration No. 333-55310 (the "Form S-4")).

4.3 Warrant Registration Rights Agreement, dated as of January 23, 2001, among Elizabeth Arden, Inc., Credit Suisse First Boston, Cayman Islands Branch and Fleet Corporate Finance, Inc. (incorporated herein by reference to Exhibit 4.9 to the Form S-4).

4.4      Form of Warrant Certificate (included in Exhibit 4.2).

5.1      Opinion of Weil Gotshal & Manges LLP.

23.1     Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2     Consent of Deloitte & Touche LLP, Independent Accountants.

23.3     Consent of Weil Gotshal & Manges LLP (included in Exhibit 5.1).

24*      Power of Attorney.

----------
* Previously filed.